Amendment to the Administration, Bookkeeping and Pricing Services Agreement

This Amendment, dated May 11, 2021 (this “Amendment”), is to the Administration, Bookkeeping and Pricing Services Agreement dated February 24, 2004, as amended (the “Agreement”), by and between Reaves Utility Income Fund (the “Fund”), a Delaware statutory trust, and ALPS Fund Services, Inc. (“ALPS”), a Colorado corporation. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

WHEREAS, the Fund and ALPS wish to amend the Agreement in certain respects as more fully set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	Effective as of the date of this Amendment, Section 18 of the Agreement is replaced in its entirety with the following:

18.	Notices. Except as otherwise provided herein, all notices required or permitted under this Agreement or required by law shall be effective only if in writing and delivered: (i) personally, (ii) by registered mail, postage prepaid, return receipt requested, (iii) by receipted prepaid courier; or (v) by electronic mail, to the relevant address listed below (or to such other address or number as a party shall hereafter provide by notice to the other parties). Notices shall be deemed effective when received by the party to whom notice is required to be given.

If to ALPS:

ALPS Fund Services, Inc. 1290 Broadway, Suite 1000

Denver, Colorado 80203 Attention: General Counsel E-mail: notices@ssinc.com

If to the Fund:

Reaves Utility Income Fund 1290 Broadway, Suite 1000

Denver, Colorado 80203 Attention: President

2.	Effective as of the date of this Amendment, Appendix B to the Agreement is replaced in its entirety with the new Appendix B attached hereto and incorporated by reference herein.

3.	Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

REAVES UTILITY INCOME FUND		ALPS FUND SERVICES, INC.

By:		By:
Name:	Bradley J. Swenson	Name:	Rahul Kanwar
Title:	President	Title:	Authorized Representative

Appendix B

Fees

Fees paid to ALPS shall be calculated and accrued daily and payable monthly by the Fund at the annual rate of:

0.265% of the Fund’s average daily total assets up to and including $2.5 billion

0.240% of the Fund’s average daily total assets over $2.5 billion

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